Accountants' Consent




The Board of Directors
Intervest Bancshares Corporation
New York, New York:

We consent to the use of our report dated January 7, 1997 relating to the consolidated financial statements as of December 31, 1996 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1996 of Intervest Bancshares Corporation and to the use of our name under the caption of "Experts", in the Registration Statement on Form SB-2 of Intervest Bancshares Corporation.




HACKER, JOHNSON, COHEN & GRIEB
Tampa, Florida
August  8, 1997



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